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                                                                Exhibit 10(viii)

                        STILLWATER CAPITAL ADVISORS, LLC
                                 SUN TRUST PLAZA
                            303 PEACHTREE STREET, NE
                                   SUITE 4560
                                ATLANTA, GA 30308
                       (317) 815-9373 FAX: (520) 222-0982

                                 January 1, 2001

Mr. J. Roe Hitchcock
Chief Executive Officer
FanZ Enterprises, Inc.
3020-I Prosperity Church Road
Suite 293
Charlotte, NC    28269-7197


Dear Mr. Hitchcock:

This letter will confirm the engagement of Stillwater Capital Advisors, LLC (the "Advisor") by FanZ Enterprises, Inc. ("FANZ" or the "Company") to act as financial advisor to assist the Company in preparation of its business plan and to provide general financial consulting services in connection with the growth initiatives of FANZ ("Advisory Program") during the Engagement Period as defined herein. It is contemplated that the Advisor shall use its best efforts to assist the Company in preparing and reviewing the documentation needed to complete a business plan which includes a public offering of the Company's securities to meet its growth initiatives (the "Capital Raising Program"). Our acting as financial advisor shall be subject to the following general terms and conditions:

1. The Company has informed the Advisor that it intends to pursue the Capital Raising Program and has equity financing needs of up to Twenty Five Million Dollars ($25,000,000) to implement its business plan.

2. The Advisory Program is subject to the satisfactory completion of our normal due diligence analysis. In undertaking the Advisory Program, the Advisor will rely, without independent verification, on the accuracy and completeness of all information that is furnished by the Company, its agents or other such representatives.

3. The Advisor shall receive from the Company or its successors, a cash Advisory Fee equal to Seven Hundred and Fifty Thousand Dollars ($750,000). This Agreement, once effective, may be terminated by the Company providing thirty (30) days prior written notice, to the Advisor, of its election of termination.



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4.       It shall be the Company's obligation to bear all the reasonable out of pocket expenses of the Advisor in connection with the Advisory program. These expenses shall include, but not be limited to, the Advisor's reasonable outside legal fees, due diligence, preparation of the business plan and related documentation, travel expenses and any other out-of-pocket expenses.

5. The Company agrees that it will not negotiate with any other advisor during the Engagement Period (or at least until notice of termination is given hereunder) following execution of this letter regarding this or a similar assignment. The Company agrees to promptly make available all information reasonably required by the Advisor. If, for any reason whatsoever, the Capital Raising Program contemplated by this letter is not consummated, the Advisor shall not be liable or responsible for any expense of the Company, for any charges, claims or damages of any kind or nature whatsoever arising out of this letter or the proposed financing or the failure to proceed therewith or otherwise, and the Company shall indemnify the Advisor against any and all claims, losses or damages arising out of any such events except for claims, losses, or damages arising as a result of the gross negligence or willful misconduct of the Advisor.

6. It is understood that the services of the Advisor hereunder are limited to those contained herein, and the Company agrees to indemnify the Advisor and hold it harmless from and against any and all losses, claims, damages, liabilities and expenses including expense of litigation or preparation therefore, which may be asserted against the Advisor, its officers, directors and affiliates in connection with or arising out of this engagement, except for such losses, claims, damages, liabilities and expenses arising out of this engagement, and arising solely as a result of the gross negligence, bad faith, self dealing and criminal conduct of the Advisor. The Company agrees that neither the Advisor nor any of its affiliates, employees, agents, shareholders or directors shall have any liability (whether in contract or tort or otherwise) except to the extent that such liability arises solely by reason of the gross negligence or willful misconduct of the Advisor. The foregoing indemnity shall survive the completion of the services contemplated herein.

7. This letter is intended solely for the use by the Company in evaluating whether to accept the engagement agreement with the Advisor. Copies of this engagement letter and any work generated through this engagement may not be released to any person who is not a member of the Company's management group, or its Board of Directors, or an agent for the Company, without the express written consent of the Advisor.

8. The Company represents that consummation of the transaction contemplated herein will not conflict with or result in a breach of any of the terms, provisions or conditions of any agreement, written or otherwise, to which it is a party.



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9.       The term of the Advisor's engagement hereunder shall be for the 365 day period following the execution date of this letter (the "Engagement Period") unless terminated earlier in accordance with the terms hereunder, provided that any rights or obligations that accrue hereunder during that term shall survive termination of the Advisor's engagement.

10. Stillwater, is acting as an Advisor to the Company, and is performing financial advisory services described in the first paragraph of this letter.


This letter shall serve as an indication of our mutual intention as regards to the proposed Advisory Program. Please affix your signature and date in the place designated and by so doing, you will confirm that the foregoing correctly sets forth our understanding in connection with the proposed Advisory Program.

We look forward to working with you on this transaction.

Very truly yours,                                 Accepted and Agreed to:

STILLWATER CAPITAL ADVISORS, LLC                  FANZ ENTERPRISES, INC.

By: /s/ R.L. Farmer                               By: /s/ J. Roe Hitchcock
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